EXHIBIT 10.3

CATCHMARK TIMBER TRUST, INC.

AMENDED AND RESTATED INDEPENDENT DIRECTOR COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. BACKGROUND. The Plan is considered to be and shall be operated as a subplan of the Equity Incentive Plan.

1.2. PURPOSE. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its Affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Independent Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Independent Directors with that of the Company’s stockholders.

1.3. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Equity Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Annual Stock Retainer” means with respect to each Independent Director for each Plan Year, the dollar value to be delivered in the form of annual stock awards under the Plan, as established from time to time by the Board and set forth in Schedule I hereto.

(b)	“Base Cash Retainer” means the annual cash retainer (excluding any Supplemental Cash Retainer, Meeting Fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company; as established from time to time by the Board and set forth in Schedule I hereto.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Charter” means the articles of incorporation of the Company, as such articles of incorporation may be amended from time to time

(e)	“Company” means CatchMark Timber Trust, Inc., a Maryland corporation, or any successor corporation.

(f)	“Effective Date” of the Plan means January 1, 2014.

(g)	“Eligible Participant” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect.

(h)	“Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under the Equity Incentive Plan for award to Independent Directors.

(i)	“Equity Incentive Plan” means the CatchMark Timber Trust, Inc. Amended and Restated Long-Term Incentive Plan, and any subsequent equity compensation plan approved by the stockholders and designated by the Board as the Equity Incentive Plan for purposes of this Plan.

(j)	“Independent Director” has the meaning given such term in the Charter.

(k)	“Meeting Fees” means fees for attending a meeting of the Board or one of its committees as set forth in Section 5.3 hereof.

(l)	“Non-Executive Chair” means the Independent Director who has been designated by the Board as the Non-Executive Chair under the Company’s Bylaws.

(m)	“Plan” means this CatchMark Timber Trust, Inc. Amended and Restated Independent Director Compensation Plan, as amended from time to time.

(n)	“Plan Year(s)” means the approximate twelve-month periods between annual meetings of the stockholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned; provided that the first Plan Year shall begin on the Effective Date and extend until the first annual stockholders meeting.

(o)	“Stock” means the Class A common stock, par value $0.01 per share, of the Company.

(p)	“Supplemental Cash Retainer” means the supplemental annual cash retainer (excluding Base Cash Retainer, Meeting Fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.2 hereof for service as Non-Executive Chair or chair of a committee of the Board; as established from time to time by the Board and set forth in Schedule I hereto.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s articles of incorporation or otherwise.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s Charter, bylaws, contract or Maryland law.

ARTICLE 4

SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock and/or Equity Awards that may be issued pursuant to the Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to Equity Awards granted pursuant hereto, and any such awards shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the Equity Awards described herein.

ARTICLE 5

CASH COMPENSATION

5.1. BASE CASH RETAINER. Each Eligible Participant shall be paid a Base Cash Retainer for service as a director during each Plan Year, payable in such form as shall be elected by the Eligible Participant in accordance with Section 7.1. The amount of the Base Cash Retainer shall be established from time to time by the Board. The amount of the Base Cash Retainer is set forth in Schedule I, as amended from time to time by the Board. The Base Cash Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual stockholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Effective Date and be prorated based on the number of full months in such quarter after the Effective Date. Each person who first becomes an Eligible Participant on a date other than the Effective Date or an annual meeting date shall be paid a pro rata amount of the Base Cash Retainer for that Plan Year to reflect the actual number of days served in the Plan Year.

5.2. SUPPLEMENTAL CASH RETAINER. The Non-Executive Chair and the chairs of each committee of the Board may be paid a Supplemental Cash Retainer during a Plan Year, payable at the same times [and in the same form] as installments of the Base Cash Retainer are paid. The amount of the Supplemental Cash Retainers shall be established from time to time by the Board, and shall be set forth in Schedule I, as amended from time to time by the Board. A prorata Supplemental Cash Retainer will be paid to any Eligible Participant who is elected by the Board to a position eligible for a Supplemental Cash Retainer on a date other than the beginning of a Plan Year, to reflect the actual number of days served in such eligible capacity during the Plan Year.

5.3. MEETING FEES. Each Eligible Participant shall be paid a meeting fee for each meeting of the Board or committee thereof in which he or she participates, payable in such form as shall be elected by the Eligible Participant in accordance with Section 7.3. The amount of the fees shall be established from time to time by the Board and shall be set forth in Schedule I, as amended from time to time by the Board. For purposes of this provision, casual or unscheduled conferences among directors shall not constitute an official meeting. Meeting Fees shall be payable within thirty (30) days following the date of the applicable meeting(s) to which they relate.

5.4. EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or the Non-Executive Chair requests the director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.4 shall be limited to expenses incurred while the Independent Director serves on the Board in the capacity as an Independent Director. Such payments will be made within thirty (30) days after delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the December 31 following the year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6

EQUITY COMPENSATION

6.1. STOCK AWARDS. Subject to share availability under the Equity Incentive Plan, on the day following an annual stockholders meeting, each Eligible Participant in service on such date shall receive an award of Restricted Stock (the “Annual Stock Grant”). The Annual Stock Grant shall have the following terms and conditions:

(a) Number of Shares. The number of shares in the Annual Stock Grant to an Eligible Participant shall be determined by multiplying the Proration Factor (as defined below) by the amount determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number. The Proration Factor is a fraction, the numerator of which is the number of full months of service as an Independent Director between the Grant Date and the next annual stockholders’ meeting date, and the denominator of which is 12.

(b) Vesting. Unless and until provided otherwise by the Board, the Restricted Stock granted pursuant to Section 6.1(a) shall vest and become non-forfeitable as to one-third (1/3) of the shares on each of the first three (3) anniversaries of the Grant Date; provided, however, that the shares of Restricted Stock shall become fully vested on the earlier occurrence of (i) the termination of the Independent Director’s service as a director of the Company due to his or her death, Disability or termination without Cause (as defined in the Equity Incentive Plan) or (ii) a Change in Control of the Company (as defined in the Equity Incentive Plan). If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.

(c) Other Plan Conditions. To the extent not specified herein, the Stock Grants shall be subject to the terms and conditions of the Equity Incentive Plan.

6.2. ADJUSTMENTS. For the avoidance of doubt, the adjustment provisions of the Equity Incentive Plan (along with all of the other provisions of the Equity Incentive Plan) shall apply with respect to all Equity Awards granted pursuant to this Plan.

6.3. AWARD CERTIFICATES. All unvested Equity Awards granted pursuant to this Plan shall be evidenced by a written award certificate, which shall include such provisions, not inconsistent with the Plan or the Equity Incentive Plan, as may be specified by the Board.

ARTICLE 7

ALTERNATIVE FORM OF PAYMENT

FOR RETAINERS AND MEETING FEES

7.1. PAYMENT OF BASE CASH RETAINER. At the election of each Eligible Participant, the Base Cash Retainer for a given Plan Year shall be either (i) payable in cash, in equal quarterly payments payable on the date of the annual stockholders meeting (i.e., the first day of the Plan Year) and on the three, six and nine month anniversaries thereof, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the day following the annual shareholders meeting (the “Base Cash Retainer Stock Grant Date”) of a number of Shares determined by (A) dividing the Base Cash Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Base Cash Retainer Stock Grant Date, and (B) rounding to the nearest whole number. Any Shares granted under the Plan as the Base Cash Retainer under clause (ii) above will be 100% vested and nonforfeitable as of the Base Cash Retainer Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.2. PAYMENT OF SUPPLEMENTAL CASH RETAINER. At the election of each Eligible Participant, the Supplemental Cash Retainer for a given Plan Year shall be either (i) payable in cash, in equal quarterly payments payable on the date of the annual stockholders meeting (i.e., the first day of the Plan Year) and on the three, six and nine month anniversaries thereof, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the day following the annual shareholders meeting (the “Supplemental Cash Retainer Stock Grant Date”) of a number of Shares determined by (A) dividing the Supplemental Cash Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Supplemental Cash Retainer Stock Grant Date, and (B) rounding to the nearest whole number. Any Shares granted under the Plan as the Base Cash Retainer under clause (ii) above will be 100% vested and nonforfeitable as of the Base Cash Retainer Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.3. PAYMENT OF MEETING FEES. At the election of each Eligible Participant, the Meeting Fees to be earned during a Plan Year shall be either (i) payable in cash at each meeting date or such other date(s) on which such fees are normally paid, or (ii) subject to share availability under the Equity Incentive Plan, payable by a grant on the day following each meeting date (the “Meeting Fee Stock Grant Date”) of that number of Shares determined by (A) dividing the applicable Meeting Fee(s), by the Fair Market Value of the Stock on the Meeting Fee Stock Grant Date, and (B) rounding to the nearest whole number. Any Shares granted under the Plan as Meeting Fees under clause (ii) above will be 100% vested and nonforfeitable as of the Meeting Fee Stock Grant Date, and the Eligible Participant receiving such Shares (or his or her custodian, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

7.4. TIMING AND MANNER OF PAYMENT ELECTION. Each Eligible Participant shall elect the form of payment desired for his or her Base Cash Retainer, Supplemental Cash Retainer and Meeting Fees for a Plan Year by delivering a valid Election Form to the [Secretary] of the Company prior to the beginning of such Plan Year, which will be effective as of the first day of the Plan Year beginning after the [Secretary] receives the Eligible Participant’s Election Form. The Election Form signed by the Eligible Participant prior to the Plan Year will be irrevocable for the coming Plan Year. However, prior to the commencement of the following Plan Year, an Eligible Participant may change his or her election for future Plan Years by executing and delivering a new Election Form. If an Eligible Participant fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year. If no Election Form is filed or effective, the Base Cash Retainer, Supplemental Cash Retainer and Meeting Fees will be paid in cash.

ARTICLE 8

AMENDMENT, MODIFICATION AND TERMINATION

8.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may terminate or suspend the Plan at any time, without stockholder approval. The Board may amend the Plan at any time and for any reason without stockholder approval; provided, however, that the Board may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, modification or amendment of the Plan may, without the consent of an Independent Director, adversely affect an Independent Director’s rights under an award granted prior thereto.

ARTICLE 9

GENERAL PROVISIONS

9.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board or the earlier termination or expiration of the Equity Incentive Plan, including any successor plans.

9.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

The foregoing is hereby acknowledged as being the CatchMark Timber Trust, Inc. Amended and Restated Independent Director Compensation Plan, adopted by the Board on October 24, 2013.

CATCHMARK TIMBER TRUST, INC.

By:	/S/ BRIAN M. DAVIS
Its:	Senior Vice President and Chief Financial Officer

SCHEDULE I

DIRECTOR COMPENSATION SCHEDULE

The following shall remain in effect until changed by the Board:

Annual Retainer:

Position Held	Base Cash Retainer	Supplemental Cash Retainer	Annual Stock Retainer (FMV)
Non-Executive Chair	$30,000	$20,000	$30,000
Audit Committee Chair	$30,000	$10,000	$30,000
Compensation Committee Chair	$30,000	$7,500	$30,000
Nominating and Corporate Governance Committee Chair	$30,000	$5,000	$30,000
Other Independent Directors	$30,000	—	$30,000

Meeting Fees:

Board meeting attended in-person: $2,000

Committee meeting attended in-person: $1,500 (or $2,500 for an Audit Committee meeting)

SII-1